Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, dated April 29, 2005 (June 16, 2005 as to the effects of the stock split described in Note 14), on our audits of the consolidated financial statements of Volcom, Inc. as of and for each of the years in the two-year period ended December 31, 2003, which report is included on the Form S-1 Registration Statement, as amended (file no. 333-124498).

/s/ Moss Adams LLP
Irvine, California
July 11, 2005